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Exhibit 12(b)
AmSouth Bancorporation
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

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
                                         Nine Months Ended                      Year Ended December 31,
                                         September 30, 1997         1996         1995         1994        1993       1992
                                         --------------------   -----------------------------------------------------------
EARNINGS
Net income                                           167,275       182,676      174,955      127,290     146,720    116,593
Applicable income taxes                               91,325       105,576      100,222       66,050      71,843     47,977
Fixed charges excluding interest on deposits         174,260       204,183      142,506      127,043      70,651     56,570
                                                 ------------   -----------------------------------------------------------
Earnings excluding interest on deposits              432,860       492,435      417,683      320,383     289,214    221,140
Interest on deposits                                 359,760       511,345      549,470      368,961     280,854    295,977
                                                 ------------   -----------------------------------------------------------
Earnings including interest on deposits              792,620     1,003,780      967,153      689,344     570,068    517,117

COMBINED FIXED CHARGES AND
 PREFERRED DIVIDENDS
Interest on indebtedness                             163,557       190,095     129,926       111,453      58,472     45,729
Amortization of debt costs and interest
 component of rental payments                         10,703        14,088      12,580        15,590      12,179     10,841
Preferred stock dividends                                -0-           -0-         -0-           -0-         -0-        -0-
                                                 ------------   -----------------------------------------------------------
Combined fixed charges and preferred dividends
 excluding interest on deposits                      174,260        204,183    142,506       127,043      70,651     56,570
Interest on deposits                                 359,760        511,345    549,470       368,961     280,854    295,977
                                                 ------------   -----------------------------------------------------------
Combined fixed charges and preferred dividends
 including interest on deposits                      534,020        715,528    691,976       496,004     351,505    352,547

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
 AND PREFERRED DIVIDENDS
Excluding interest on deposits                          2.48           2.41       2.93          2.52        4.09      3.91
Including interest on deposits                          1.48           1.40       1.40          1.39        1.62      1.47
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